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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    Form 8-K


                                 Current Report
                       Pursuant to Section 13 or 15(d) of
                      The Securities Exchange Act of 1934


        Date of Report (Date of earliest event reported) August 29, 1995


                            PRIME HOSPITALITY CORP.
             (Exact name of Registrant as specified in its charter)


                           COMMISSION FILE NO. 1-6869


                DELAWARE                                  22-2640625
    (State or other jurisdiction of                      (IRS employer
     incorporation or organization)                   identification no.)


700 ROUTE 46 EAST, FAIRFIELD, NEW JERSEY                     07004
(Address of principal executive offices)                   (zip code)


       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (201) 882-1010


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Item 5. Other Events

        Prime Hospitality Corp. (the "Company" or "Prime") announced that it has retained Smith Barney Inc. to explore the sale of its 14 Wellesley Inns and the Wellesley Inns trade name.

        The Wellesley Inns chain consists of 30 limited-service hotels located in Florida, the Middle Atlantic and the Northeast. In addition to the 14 hotels owned by Prime, the Company operates the remaining 16 Wellesley Inns on behalf of third-party owners. In 1994, a major hotel industry magazine ranked Wellesley Inns as the national occupancy leader among limited-service hotels.

        The Company cited plans to accelerate the growth of its AmeriSuites all-suite hotel chain and to focus on full-service hotel acquisitions in connection with the Wellesley Inns divesture. The Company currently owns and operates 14 AmeriSuites and has recently announced an agreement to purchase four additional all-suite hotels for conversion to AmeriSuites. The Company also has under construction seven AmeriSuites and plans to break ground on approximately another seven prior to year end. Additionally, on August 23, 1995, the Company purchased the St. Tropez Hotel & Shopping Center in Las Vegas for $15.2 million. The hotel consists of 149 suite rooms and a 34,000 sq. ft. shopping center.

        Of the Company's 14 Wellesley Inns, ten are located in Florida, two in New Jersey and one each in Virginia and Connecticut.

        Prime Hospitality Corp. owns or manages 89 hotels throughout the United States under its proprietary trade names Wellesley Inns(R), and AmeriSuites(R), and under franchise agreements with national hotel chains, including Marriott, Radisson, Sheraton, Holiday Inn, Ramada and Howard Johnson.

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                                   SIGNATURES


        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                            PRIME HOSPITALITY CORP.


Date: August 28, 1995                       By: /s/ DAVID A. SIMON
                                                -----------------------------
                                                David A. Simon, President and
                                                Chief Executive Officer


Date: August 28, 1995                       By: /s/ JOHN M. ELWOOD
                                                -----------------------------
                                                John M. Elwood, Executive
                                                Vice President and Chief
                                                Financial Officer




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